                                                                    Exhibit 4.20


                    CONFIDENTIAL PRIVATE OFFERING MEMORANDUM








                      [LOGO] AMPERSAND MEDICAL CORPORATION








                                   $5,000,000




                3,333,333 SHARES OF $0.001 PAR VALUE COMMON STOCK





                                  JANUARY 2000





This Offering Memorandum constitutes an offer only to:
Name:            _____________________________________
Control Number:  _____________________________________

                    CONFIDENTIAL PRIVATE OFFERING MEMORANDUM

                                   $5,000,000





                      [LOGO] AMPERSAND MEDICAL CORPORATION





                3,333,333 SHARES OF $0.001 PAR VALUE COMMON STOCK

         Ampersand Medical Corporation (the "Company") is a newly-formed Delaware corporation. On May 25, 1999 the stockholders of Bell National Corporation, a California corporation ("Bell") approved the merger of Bell with and into the Company, formerly a wholly owned subsidiary of Bell, with the Company as the surviving corporation. The separate existence of Bell ceased. The Company is hereby offering to sell (the "Offering") to "accredited investors" only, as that term is defined under Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), up to $5,000,000 (3,333,333 shares) of $0.001 par value Common Stock. If the Offering is oversubscribed, the Company may at its option, elect to sell additional shares to cover the oversubscribed amount.

         On January 25, 2000, the last reported sale price of Ampersand's common stock on the Over the Counter Bulletin Board (where it is traded under the symbol "AMPM") was $5.5625 per share.

         The Offering has no minimum amount. The Company intends to accept Share Purchase Subscription Agreements as they are received and to process the issuance of common shares subscribed upon receipt by the Company of cleared funds.

         The Offering will terminate on March 31, 2000. The Company reserves the right, in its sole discretion, to extend, suspend, terminate or rescind the Offering at any time.


         SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES. THESE ARE SPECULATIVE SECURITIES AND INVOLVE A HIGH DEGREE OF RISK.

         This Confidential Private Offering Memorandum (the "Offering Memorandum") has been prepared solely for informational purposes from data deemed reliable by management of the Company, and it supersedes all information, written or oral, which previously may have been furnished to a potential investor.

THE SHARES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING MEMORANDUM OR ENDORSED THE MERITS OF THIS OFFERING. REPRESENTATION TO THE CONTRARY IS UNLAWFUL. THE SHARES ARE OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(2) OF THE SECURITIES ACT, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED PURSUANT THERETO. THE SHARES MAY NOT BE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

--------------------------------------------------------------------------------
                                   Offering Price     Proceeds to the Company(1)
--------------------------------------------------------------------------------
Total Maximum Amount Offered(2)      $5,000,000               $4,500,000
--------------------------------------------------------------------------------

1. Before deduction of legal, accounting, printing and blue-sky fees and expenses of the Offering payable by the Company, estimated to be $75,000. The Company is offering the Shares directly to investors; no underwriter has been engaged. The Company has agreed to pay certain representatives a commission based on services rendered regarding this offering.

2. If the Offering is oversubscribed, the Company may, at its option, elect to sell additional shares of common stock up to the amount of the over-subscription.

                             HOW TO PURCHASE SHARES

         To purchase Shares, a prospective purchaser should read the Private Placement Memorandum, the Registration Rights Agreement included as Exhibit H, and the Share Purchase Subscription Agreement included as Exhibit I. Prospective purchasers should then complete and sign the Signature Page to the Share Purchase Subscription Agreement and Registration Rights Agreement included as Exhibit J, and complete and sign the Form W-9 included as Exhibit K. The completed and signed Signature Page and Form W-9 should be delivered to the Company at the following address:

         Ampersand Medical Corporation
         Attn:  Leonard R. Prange
         414 North Orleans Street
         Suite 305
         Chicago IL  60610

         Payment for Shares can be made by check, payable to Ampersand Medical Corporation at the address above, or wire transfer to:

         Bank One
         Chicago, IL
         ABA# 071000013
         Account Name:  Ampersand Medical Corporation
         Account No. 1110021478338

         The Signature Page and W-9 must be delivered to the Company and payment received before the Closing Date, unless extended by the Company. See "Plan of Distribution".

         Notwithstanding anything to the contrary herein, the Company is not obligated to accept payment for or otherwise sell Shares to any prospective purchaser. Inquiries regarding the procedure for purchasing Shares can be made to Leonard R. Prange, President of the Company, at (312) 222-9550.

                              AVAILABLE INFORMATION

         Ampersand is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such documents should be available for inspection or copy at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains various documents relating to Ampersand and Bell, which have been filed via the SEC's EDGAR System.

         The Company will make available to each prospective investor and such investor's representatives and advisors, if any, the opportunity to ask questions and receive answers concerning the terms and conditions of this Offering and to obtain any additional information, which the Company may possess or can obtain without unreasonable effort or expense, that is necessary to verify the accuracy of the information furnished to such prospective investor. All such questions should be directed to: Leonard R. Prange, President, Ampersand Medical Corporation, 414 North Orleans, Suite 305, Chicago, Illinois 60610, telephone number (312) 222-9550.

         The following documents, either attached as exhibits to or included with this Offering Memorandum, are made a part hereof and should be carefully reviewed prior to reaching an investment decision concerning the purchase of the Shares offered hereby:

         1. Report on Form 10-K of Bell for the fiscal year ended December 31, 1998.
         2.       Notice and Proxy for Annual Meeting to be held on May 25,
                  1999.
         3.       Report on Form 8-K and 8-KA dated January 4, 1999.
         4.       Report on Form 8-K dated May 26, 1999.
         5.       Report of Form 10Q dated November 15, 1999
         6.       Business Plan of the Company dated July 1999.

THE DATE OF THIS CONFIDENTIAL PRIVATE OFFERING MEMORANDUM IS JANUARY 2000.

                              IMPORTANT INFORMATION

THE INFORMATION CONTAINED IN THE OFFERING MEMORANDUM IS CONFIDENTIAL AND PROPRIETARY TO THE COMPANY AND IS BEING SUBMITTED TO SELECTED PROSPECTIVE INVESTORS SOLELY FOR SUCH INVESTORS' CONFIDENTIAL USE WITH THE EXPRESS UNDERSTANDING THAT, WITHOUT THE PRIOR EXPRESS WRITTEN PERMISSION OF THE COMPANY, SUCH PROSPECTIVE INVESTORS WILL NOT RELEASE THE OFFERING MEMORANDUM OR DISCUSS THE INFORMATION CONTAINED HEREIN OR MAKE REPRODUCTIONS OF OR USE THE OFFERING MEMORANDUM FOR ANY PURPOSE OTHER THAN EVALUATING A POTENTIAL INVESTMENT IN THE SHARES OFFERED HEREBY.

A PROSPECTIVE INVESTOR, BY ACCEPTING DELIVERY OF THE OFFERING MEMORANDUM, AGREES PROMPTLY TO RETURN TO THE COMPANY THE OFFERING MEMORANDUM AND ANY OTHER DOCUMENTS OR INFORMATION FURNISHED IF THE PROSPECTIVE INVESTOR ELECTS NOT TO PURCHASE THE SHARES OFFERED HEREBY.

THE INFORMATION PRESENTED HEREIN WAS PREPARED BY THE COMPANY AND IS BEING FURNISHED SOLELY FOR USE BY PROSPECTIVE INVESTORS IN CONNECTION WITH THIS OFFERING.

THE OFFERING MEMORANDUM DOES NOT PURPORT TO BE ALL-INCLUSIVE OR TO CONTAIN ALL THE INFORMATION THAT A PROSPECTIVE INVESTOR MAY DESIRE IN INVESTIGATING THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED IN MAKING AN INVESTMENT DECISION WITH RESPECT TO THE SHARES. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE PURCHASE OF THE SHARES. THE COMPANY WILL MAKE AVAILABLE TO ANY PROSPECTIVE INVESTOR, PRIOR TO THE CLOSING, THE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS FROM THE COMPANY OR PERSONS ACTING ON BEHALF OF THE COMPANY CONCERNING THE TERMS AND CONDITIONS OF THE OFFERING, THE COMPANY OR ANY OTHER RELEVANT MATTERS, AND TO OBTAIN ANY ADDITIONAL INFORMATION TO THE EXTENT THE COMPANY POSSESSES SUCH INFORMATION.

         THE OFFERING MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NOTES IN ANY JURISDICTION OR TO ANY INVESTOR TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. EXCEPT AS OTHERWISE INDICATED, THE OFFERING MEMORANDUM SPEAKS AS OF THE DATE HEREOF. NEITHER THE DELIVERY OF THE OFFERING MEMORANDUM NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY

CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AFTER THE DATE HEREOF.

         THE COMPANY DISCLAIMS ANY AND ALL LIABILITIES FOR REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, CONTAINED IN, OR OMISSIONS FROM, THE OFFERING MEMORANDUM OR ANY OTHER WRITTEN OR ORAL COMMUNICATION TRANSMITTED OR MADE AVAILABLE TO THE RECIPIENT.

                             JURISDICTIONAL NOTICES

NASAA UNIFORM LEGEND

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                              ---------------------

                                TABLE OF CONTENTS

SUMMARY OF THE OFFERING                                                       10

RISK FACTORS                                                                  12

USE OF PROCEEDS                                                               14

PRICE RANGE OF COMMON STOCK                                                   15

CAPITALIZATION                                                                16

BUSINESS                                                                      17

MANAGEMENT                                                                    18

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

AND MANAGEMENT                                                                20

DESCRIPTION OF CAPITAL STOCK                                                  21

PLAN OF DISTRIBUTION                                                          22

CERTAIN FEDERAL INCOME TAX CONSEQUENCES                                       25

                                    EXHIBITS


Business Plan of the Company dated July 1999                                         A

Press Releases                                                                       B

Notice and Proxy of Annual Meeting of Bell National Corporation (May 25, 1999)       C

Annual Report on Form 10-K for Bell National Corporation
(Year Ended December 31, 1998)                                                       D

Report on Form 8-K for Bell National Corporation (January 4, 1999)                   E

Report on Form 8-K Ampersand Medical Corporation (May 26, 1999)                      F

Quarterly Report on Form 10-Q for Ampersand Medical Corporation
(November 15, 1999)                                                                  G

Form of Registration Rights Agreement                                                H

Form of Share Purchase Subscription Agreement                                        I

Form Signature Page to Purchase Shares and Registration Rights Agreement             J

Form W - 9                                                                           K

                             SUMMARY OF THE OFFERING

         The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in the Offering Memorandum, including the exhibits hereto, and incorporated herein by reference. See the section of the Offering Memorandum entitled "Risk Factors" below for certain factors that investors should consider prior to purchasing the Notes. Financial information pertaining to Bell as of December 31, 1998, is included in Bell's Annual Report on Form 10-K for the year ended December 31, 1998.

                                   THE COMPANY

         The Company was organized in December of 1998 as a wholly owned subsidiary of Bell. The directors of Bell called a meeting of Bell stockholders held on May 25, 1999 (the "Stockholders Meeting") to consider and approve, among other things, the Merger, wherein Bell would merge with and into the Company, with the Company as the surviving corporation. The separate existence of Bell would cease. As a result of the Merger, each share of common stock outstanding of Bell would be converted into one share of Common Stock of the Company. After the Merger, the Company would be a holding company and would be the parent corporation to Bell's other subsidiaries (the "Subsidiaries"). Bell had two operating Subsidiaries, and all of the Company's activities were expected to be conducted through its Subsidiaries.

         At the Stockholders Meeting, Bell's stockholders voted in favor of the Merger. An Agreement and Plan of Merger was executed and approved by the board of Directors of both the Company and Bell, and is available from the Company upon request.

         Bell acquired InPath, LLC, a wholly-owned Delaware limited liability company ("InPath"), as a Subsidiary in December of 1998. InPath, a Chicago based Company, was developing the "InPath System" a bimolecular based medical device and related test performed at the point-of-care for both in-vitro and in-vivo screening and diagnosis of cancer. The Company has assumed direct development of the InPath System.

         The Company currently has one operating subsidiary. SAMBA Technologies, a French company ("SAMBA") acquired the "SAMBA" business unit of Unilog Regions, a French public company on January 4, 1999. SAMBA focuses its business on biology and healthcare applications for image analysis and image management with Internet and telecommunications capabilities.

                                  THE OFFERING


Securities Offered Hereby ..................$5,000,000 (3,333,333 shares) of
                                            $0.001 common stock.

Risk .......................................Factors For a discussion of certain factors that should be considered in
                                            connection with an investment in the
                                            Shares, see "Risk Factors."

Listing ....................................The Shares are listed on "Over The
                                            Counter" Bulletin Board Market
                                            (See restrictive Legend).

Common Stock to be outstanding
after certain events .......................As of January 25, 2000, Ampersand
                                            had 24,405,019 shares of Common
                                            Stock outstanding on a fully diluted
                                            basis, including 2,938,182 shares of
                                            Common Stock which will be issued
                                            upon conversion of $969,600 in
                                            currently outstanding convertible
                                            notes, 370,000 shares of Common
                                            Stock which will be issued upon
                                            exercised of vested warrants to
                                            purchase Common Stock, and 375,004
                                            shares of Common Stock which will be
                                            issued upon exercise of currently
                                            vested stock options.

Use of Proceeds ............................Further acquisitions of technology, research and development, clinical
                                            trial costs, general &
                                            administrative costs and general
                                            corporate purposes. "Use of
                                            Proceeds."

                                  RISK FACTORS

         The offering entails the raising of risk capital for investment in Shares issued by the Company. The following factors make an investment in the Shares risky and speculative. Each of such risks should be considered carefully by each prospective investor and his advisors.

         1. Limited Operating History. The Company has limited operating history.

         The Company has been engaged, previous to July 1999 through its subsidiary, InPath, exclusively in organizational and research and development activities and in developing a customer base for its intended products since its inception. Because of the early commercialization stage of the InPath System, the Company has not to date generated any sales revenues from the products. The Company is subject to various risks inherent in the start-up and development of a new business enterprise, and the failure rate for companies at this stage is quite high. No assurance can be given that InPath System products and services developed by the Company will receive general commercial acceptance and, there can be no assurance that the Company will ever operate at a profit.

         The Company completed its acquisition of SAMBA in January 1999. There can be no assurance that the Company will be able to successfully integrate SAMBA into its business operations or that the Company will be able to effectively operate SAMBA from the United States.

         2. Competition. The cellular collection cancer diagnostic market in which the Company primarily operates is highly competitive. The Company is unaware of any other companies duplicating its efforts to develop a point-of-care collection and in-vitro diagnostic system, although a number of companies are attempting to develop an in-vivo system to differentiate between cancerous, pre-cancerous and normal tissue. The Company's potential competition for the InPath System includes many companies with financial, research and development and marketing resources substantially greater than those of the Company.

         Similarly, the computer imaging and telemedicine markets in which SAMBA operates are highly competitive. Several American and foreign companies are developing and marketing products that compete directly with SAMBA's products and services.

         3. Dependence on Key Employees; Limited Management Resources. The success of the Company's business is dependent largely upon the services of Peter P. Gombrich and Leonard R. Prange and the loss of Mr. Gombrich's or Mr. Prange's services could adversely affect the Company. The Company also relies heavily on the services of Ramon Marti Batlle and Didier Adelh, respectively Managing Director and Technical Director of SAMBA.

         Although certain members of the Company's management have experience in managing or operating medical technology and other businesses, the Company has had limited operations to date. Therefore, there can be no assurance that management will be able to operate the Company profitably once all it and its Subsidiaries begin selling product, if ever.

         Additionally, in order to expand the operations and develop new business opportunities, the Company may be required to hire, train and retain additional management and other personnel. There can be no assurance that the Company will be able to attract additional experienced executives, management personnel and employees necessary for profitable operations.

         4. Limited Trading Market; Restrictions on Transferability. The trading market for Ampersand's common stock that currently exists is extremely limited, and it is not likely that an active trading market will develop in the future. The Common Stock received under the Offering may not be resold or transferred unless registered under applicable federal and state securities laws or exempt from such registration requirements. Accordingly, any purchaser of the Shares should consider the Common Stock to be illiquid and should be prepared to hold such Common Stock for an indefinite period of time.

         5. Patents, Trade Secrets and Trademarks. The Company has applied for a variety of patents with the United States Patent & Trademark Office and several foreign patent authorities. There can be no assurance that any patents that may be issued to or for the benefit of the Company in the future will provide the Company with significant competitive advantages, that patent applications which may be applied for by or for the benefit of the Company will be granted or that challenges will not be instituted against the validity or enforceability of any such patent applications and, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity of a patent or patent application, or to prevent infringement, can be substantial even if InPath were to prevail. Furthermore, there can be no assurance that others will not independently develop similar technologies or products, duplicate the Company's technology or design around the patented aspects of the Company's products. The protection afforded by patents depends upon a variety of factors, which may severely limit the value of the patent protection, particularly in foreign countries. The Company intends to protect much of its core technology which it now possess or later develops as trade secrets rather than to rely on patents, either because patent protection is not possible or, in management's opinion, would be less effective than maintaining secrecy. To the extent that it relies on trade secret protection, there can be no assurance that the Company's efforts to maintain secrecy will be successful or that third parties will not be able to develop the technology independently. The Company expects to register various trademarks associated with its collection and diagnostic system, however, no assurance can be given that if registered any such registration or use thereof will not be challenged by third parties, or that if challenged the Company will be prevail.

         6. Government Regulation. For sale and use in the United States, the InPath System products will need to be approved for marketing by the Food and Drug Administration (the "FDA"). There can be no assurance that the FDA or other governmental agencies will approve the InPath System products and services and the advertising and delivery of those services. Internationally, the InPath System products may be subject to various government regulations. Such current or potential regulations may delay the introduction of new products and services and increase the Company's cost of doing business. Additionally, SAMBA's products will require FDA approval prior to any sale or use within the U.S., which would likely delay the introduction of these products to the U.S. market and increase the cost of doing business. The Company has filed 510K Applications covering Samba's products with the FDA and is currently awaiting approval of those applications. SAMBA currently has all required regulatory approvals in France, but may have to apply for regulatory approval in other countries in order to market its products outside of France. There can be no assurance that SAMBA will be able to obtain any regulatory approvals necessary to expand its market.

         7. Manufacturing and Marketing. The Company's ability to operate profitably in the cellular collection cancer diagnostic market will depend on the successful transfer of its proprietary technology to commercial-scale creation of both product and process of the InPath System. There can be no assurance that the Company will not incur substantial cost overruns and delays in preparing product for the marketplace. Additionally, there can be no assurance that the Company's proprietary technology can or will be successfully commercialized.

         8. Product Liability and Insurance. The marketing and sale of products of the type proposed to be manufactured and sold as the InPath System entails a risk of product liability claims by consumers and other users of the Company's products. The Company currently has no product liability insurance and does not intend to obtain such insurance until it commences the marketing and sale of commercial products. There is no assurance that the Company will be able to obtain a policy that is sufficient to cover the Company against all possible liabilities or that the policy can be obtained and maintained in force at an acceptable cost to the Company. In the event of a successful product liability claim against the Company, lack or insufficiency of insurance coverage could have a material adverse effect on the Company.

         9. Speculative Nature of Investment. THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. The offering price per SHARE has been determined unilaterally by the Company and does not constitute a representation that the SHARES could be resold for that price.

         10. Lack of Independent Broker-Dealer. The SHARES are not being offered through an independent underwriter. Accordingly, Holders will not have the advantage of an independent underwriter's "due diligence" investigation of the merits of the Offering.

         17. Risk if Less Than All the Shares are Sold. If the Company sells less than all of the Shares, it may not be able to fund the items described in the section of this Offering Memorandum entitled "Use of Proceeds." Furthermore, should the Company sell all of the Shares, there are no assurances that the Company will not be required to seek additional financing, either debt or equity.

                                 USE OF PROCEEDS

                  The Company intends to use the net proceeds of the Offering to fund further acquisitions of technology, continued product research and development, clinical trial costs, general working capital and operations, and other general corporate purposes. Pending such uses, the Company intends to invest the net proceeds from this Offering in short-term, investment grade, interest-bearing securities.

                           PRICE RANGE OF COMMON STOCK

                  Ampersand's common stock is quoted on the Over the Counter Bulletin Board under the symbol "AMPM". Prior to June 1999, Bell's common stock was quoted on the "over The Counter Bulletin Board" under the symbol "BLBN". On December 31, 1999, Ampersand's common stock was held by approximately 1,100 stockholders of record. The following table sets forth the high and low sales prices per share of Ampersand's (Bell's prior to June 1999) common stock for the periods indicated. These quotations and sales prices do not include retail mark-ups, mark-downs or commissions.

                                                     Price Range of Common Stock
                                                     ---------------------------
Year Ending December 31, 1997                           High              Low
-----------------------------                           ----              ---

1st Quarter                                             $.05             $.05
2nd Quarter                                             $.05             $.05
3rd Quarter                                             $.05             $.05
4th Quarter                                             $.05             $.05

Year Ending December 31, 1998                           High              Low
-----------------------------                           ----              ---
1st Quarter                                             $.05             $.05
2nd Quarter                                             $.05             $.05
3rd Quarter                                             $.05             $.05
4th Quarter                                             $.38             $.05

Year Ending December 31, 1999                           High              Low
-----------------------------                           ----              ---
1st Quarter                                            $.6875            $.25
2nd Quarter                                            $.75              $.25
3rd.Quarter                                            $.6250            $.25
4th.Quarter                                            $.8125            $.25

         On January 25, 2000 the reported last sale price for Ampersand's common stock was $5.5625 per share.

         The Company currently intends to retain its earnings to finance future growth and therefore has no present intention of paying dividends. This policy will be reviewed quarterly by the Company's Board of Directors in light of, among other things, its results of operations and capital requirements and any contractual restrictions.

                                 CAPITALIZATION

         The following table sets forth the total capitalization of Ampersand on an actual basis as of December 31, 1999

         $969,600 Convertible 6% promissory
                  notes: automatic conversion to
                  common stock upon completion
                  of $5,000,000 debt or equity
                  offering.                                            2,938,182

         Preferred Stock, $0.001 par value:
                  Authorized 5,000,000 shares:
                  None issued and outstanding                                  0
         Common stock, $0.001 par value (1):
                  Authorized 50,000,000 shares:
                  Issued and outstanding                              20,721,832
         Warrants to purchase shares of common
                  Stock at $0.33 per share
                  Issued and vested                                      370,000
         Stock options:
                  Granted to date 1,050,000
                  Vested and exercisable                                 375,004
                                                                     -----------
                                    Total                            24,405,019

1 Excludes 450,000 stock appreciation rights payable in Ampersand common stock at Ampersand's option.

                                    BUSINESS

         Ampersand is a company with one operating Subsidiary engaged in the business of developing and marketing medical devices and technology. The Company expects to actively pursue the acquisition of useful or complementary technology, through purchase or license, and additional operating subsidiaries engaged in similar or complementary businesses. The Company's management will oversee the interrelationships among the Subsidiaries, melding each Subsidiary's technology into a larger family of integrated products.

         Although the Company's management has specific technical experience in the medical technology industry, the Company also relies on strategic partners to provide various technical services. The Company utilizes various electronic, mechanical, optical, and industrial design firms for development services in connection with its cellular collection systems and may rely on others larger strategic partners to manufacture and distribute certain products.

         The Company has prepared a Business Plan, attached as Exhibits A, which includes a detailed discussion of the Company's products, markets and competition.

         The Company's strategy is to focus its products, services, information resources and technology on disease categories that have high impact within the international healthcare marketplace. The Company develops, acquires and/or licenses clinical diagnostic services and technology-driven proprietary diagnostic and therapeutic products that address the detection, treatment and management of cancer. The Company's product lines are marketed directly to office-based clinicians, hospitals, clinics and managed care organizations. The Company's strategy speaks directly to several drivers at work within this industry today:

    1. The industry overall is facing the continued challenge of cost containment. The power of technology can be harnessed to improve cost-effectiveness.

    2. Integrating various proprietary technologies improves performance of individual products and leverages core strengths across a broader scope of products. This results in a bigger payoff for the buyer.

    3. Packaging related products into integrated systems improves overall product impact and cost-effectiveness. This allows comprehensive management of disease for better patient outcomes.

    4. Today's healthcare industry is organized into buying cooperatives to achieve maximum buying power for each individual buyer. Access to a broad scope of products allows the Company to be a "single source" provider to group purchasing organizations.

The Company is entering the dynamic healthcare sector at a critical moment in its revolutionary development as an industrialized service sector industry. With its experienced and proven management team, growing stable of proprietary technologies, core competencies to support integration of product lines, and a strong commitment to comprehensive disease management for improved patient outcomes, the Company is well positioned for rapid and sustained market penetration.

                                   MANAGEMENT

         The following table sets forth the names and ages of the Company's directors and executive officers and the positions they hold in the Company:

NAME                            AGE         POSITION
Peter P. Gombrich               62          Chairman of the Board of Directors, Chief
                                            Executive Officer

Leonard Prange                  54          President, Chief Operating Officer, Chief
                                            Financial Officer, and Secretary

Richard Domanik, Ph.D.          52          Vice President and Chief Technology Officer

David M. Doolittle              37          Vice President and Treasurer

Alexander M. Milley             45          Director

Denis M. O'Donnell, M.D.        45          Director

John H. Abeles, M.D.            53          Director

Robert C. Shaw                  45          Director

         Peter P. Gombrich is the founder of the Company as well as InPath, LLC, and has over 30 years experience in the healthcare industry. He has founded, staffed and developed several major healthcare companies. In 1994, Mr. Gombrich founded AccuMed International, Inc., and served as Chairman, President and CEO until January, 1998. He also was the founder and CEO of Clinicom (1982), a leader in the bedside clinical information systems industry. Clinicom was later acquired by HBOC, a major healthcare information systems company. In 1976, Mr. Gombrich co-founded St. Jude Medical, a world renown life support medical device company. Mr. Gombrich worked for five years at Medtronic, Inc., during which time Medtronic's sales grew from $3 million to nearly $180 million. Mr. Gombrich has a B.S. in Electrical Engineering from the University of Colorado and an M.B.A. from the University of Denver.

         Leonard Prange was previously with AccuMed International, Inc., where he served as Chief Operating Officer and Chief Financial Officer. Prior to his tenure at AccuMed, he was Managing Director of Lovett International, Inc. (1995-96), which is a consulting firm; and Chief Financial Officer, VP and Group VP of Richardson Electronics (1984-95). Mr. Prange has a B.S. in Accounting from DePaul University (1967) and is a certified public accountant.

         Richard Domanik, Ph.D., was previously with AccuMed International, Inc. where he served as VP/Technology and Chief Technology Officer. Prior to his employment at AccuMed he spent 15 years at Abbott Laboratories in a variety of research and development and management capacities. Dr. Domanik has a B.A. in Chemistry from Ripon College (1968) and a Ph.D. in Biochemistry from Northwestern University (1974).

         David M. Doolittle has served as Vice President and Controller of ELXSI Corporation since June 1991. He has also served as a Director, Vice President and Treasurer of Cadmus Corporation since December 1992 and Vice President of Milley Management, Inc. since July

1995. Since February 1996, Mr. Doolittle has served as Vice President of Finance for Cues. From November 1987 to May 1991, Mr. Doolittle worked for Grant Thornton, a certified public accounting firm. Mr. Doolittle received his Bachelors of Science Degree in accountancy from Bentley College in 1984 and his certified public accountancy license in 1987.

         Alexander M. Milley was Chairman of the Board of Directors and Chief Executive Officer of Bell from September 25, 1989 until its acquisition of InPath, LLC, in December, 1998 and was President of Bell from August, 1990 until December, 1998. He serves in the same positions for ELXSI and is also President and Chief Executive Officer of Cues. Mr. Milley is the founder, President, sole director and majority shareholder of Milley Management Inc. ("MMI"), a private investment and management consulting firm. Mr. Milley is also the President of Cadmus Corporation, another private investment and management consulting firm that is the former owner of Cues and with which ELXSI has a management agreement. Mr. Milley was Senior Vice President-Acquisitions from December 1983 until July 1986 of the Dyson-Kissner-Moran Corporation, a private investment company.

         Denis M. O'Donnell, M.D., is currently the Managing Director of Seaside Advisors. Prior to Seaside Advisors, Dr. O'Donnell was President of Novavax, Inc. from its inception in 1995 to 1997. Prior to Novavax, Dr. O'Donnell had been Corporate Vice President of Medical Affairs of IGI, Inc. since 1991. Before joining IGI, Inc., Dr. O'Donnell was Director of the Clinical Research Center at MTRA, Inc. While at MTRA, Dr. O'Donnell was an investigator on several hundred human clinical trails. Dr. O'Donnell has extensive experience in management, clinical and regulatory affairs including protocol design and drug development. Dr. O'Donnell is a Fellow of the American College of Clinical Pharmacology and serves on the Scientific Advisory Board of the Associates of Clinical Pharmacology. He has published numerous articles in the fields of investigational pharmaceutical studies and clinical pharmacology.

         John H. Abeles, M.D., is President of MedVest, Inc. a venture capital and consulting firm he founded in 1980. He is also General Partner of Northlea Partners, Ltd., a family investment concern. He was senior medical executive at Sterling Drug, Pfizer and Revlon Healthcare and subsequently was a medical analyst at Kidder, Peabody & Co. Dr. Abeles' affiliates are consultants, and investors in a number of healthcare and biotechnology companies. Dr. Abeles is a director of a number of these companies as well as other private and public healthcare corporations. Dr. Abeles received his medical degree and degree in pharmacology at the University of Birmingham in England and is currently a director at the Higuchi BioSciences Institute at the University of Kansas.

         Robert C. Shaw has been a Director of Bell since November, 1989 and was Chief Financial Officer of Bell from November 20, 1989 to June 17, 1990. Mr. Shaw has been a Vice President of MMI since March, 1989 an officer and/or director of Azimuth and/or certain subsidiaries thereof since November 1990, a director of Cadmus since January 1992 and an officer and/or director of ELXSI since September 1989. Prior to that he was Vice President of Berkeley Softworks, Incorporated from September 1987 to March 1989. From January 1987 to September 1987, he was Vice President, and from July 1985 until January 1987, he was Director of Finance and Operations, at Ansa Software, Incorporated. Berkeley and Ansa developed and produced personal computer software.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth certain pro forma information, based on share holdings as of June 30, 1999, with respect to the beneficial ownership of Common Stock that is held by each (i) director of the Company, (ii) each executive officer of the Company, (iii) all executive officers and directors as a group and (iv) each stockholder who is known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of the outstanding Common Stock. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated:

   Name of Beneficial                             Amount and Nature of Beneficial
       Ownership                                            Ownership(1)
Peter P. Gombrich                                3,637,595-                 20.45%
Alexander M. Milley (2)                          1,288,474-                  7.24%
Robert C. Shaw (3)                                 520,417-                  2.93%
Leonard Prange (4)                                 660,606-                  3.71%
John Abeles (5)                                    206,616-                  1.16%
Richard Domanik (6)                                 33,333-                   .02%
David M. Doolittle                                      -0-                     0%
Denis M. O'Donnell                                  20,000-                     0%
All directors and executive                      6,367,041-                 35.79%
officers as a group

Principal Stockholders
Cadmus Corporation (5)                           1,257,567-                  7.07%


1 Assuming conversion of all outstanding 6% Convertible Promissory Notes and exercise of all currently vested options.
2 Includes 503,333 shares held by Milley Management Incorporated, and excludes the shares held by Cadmus Corporation. Mr. Milley is an officer, director, and stockholder of both companies and may be deemed to be the beneficial owner of securities.
3        Includes 20,000 shares issuable upon exercise of vested options.
4 Includes 227,273 shares issuable upon automatic conversion of a $75,000 6% Convertible Promissory Note and 133,333 shares issuable upon exercise of vested options.
5        Includes 186,616 shares held by Northlea Partners, Ltd., of which Mr.
         Abeles is the general partner and 20,000 shares issuable upon exercise of vested options.
6        Includes 33,333 shares issuable upon exercise of vested options.
7 Excludes 450,000 stock appreciation rights payable in Ampersand's common stock at Ampersand's option.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.001 par value per share ("Common Stock"), and 5,000,000 shares of so called "blank check" Preferred Stock, $.001 par value per share ("Preferred Stock").

COMMON STOCK

Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the Company's stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of such shares will exclusively possess all voting power. Holders of Common Stock do not have the right of cumulative voting for the election of directors. Subject to the preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor, and will be entitled to receive pro rata all assets of the Company available for distribution to such holders upon liquidation. No shares of the Common Stock have any preemptive or conversion rights, or the benefits of any sinking fund. All of the shares will be, when issued and sold, validly issued, fully paid and non-assessable.

         The Bylaws provide that any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of meeting if the Company receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present.

         The Certificate of Incorporation (the "Certificate") and the Bylaws provide that the number of directors of the Company will be fixed from time to time exclusive by the Board of Directors, the Board of Directors will initially consist of 5 directors, and subject to any rights of holders of Preferred Stock of the Company, if any, and unless the Board of Directors otherwise determines, a majority of the directors then in office may fill any vacancies on the Board of Directors.

         The provisions of Delaware law, the Certificate and the Bylaws summarized above may tend to deter any potential unsolicited or hostile takeover attempt or other efforts to obtain control of the Company and thereby deprive some stockholders of opportunities to sell shares of the Company at higher than market prices.

PREFERRED STOCK

         The Company's Certificate also authorizes 5,000,000 shares of Preferred Stock. The designation and rights of the Preferred Stock are presently unspecified and will be set by the Company's Board of Directors at a later date.

STOCK OPTIONS

At the Annual Meeting of Shareholders held on May 25, 1999, the stockholders approved the Ampersand Medical Corporation 1999 Equity Incentive Plan. The Plan was established June 1, 1999 and provides for the issuance of grants of restricted stock, stock appreciation rights, incentive stock options, and non-qualified stock options. The Board of Directors of the Company may authorize the issuance of up to a total of 2,000,000 shares of Common Stock under the various provisions of the plan. To date, options to purchase 1,160,000 shares of Common Stock have been granted to officers, directors, employees and consultants.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York, 10004.


                              PLAN OF DISTRIBUTION

         The Company has not set a minimum offering amount. The Company intends to accept Share Purchase Subscription Agreements as they are received until March 31, 2000, the termination date of the Offering, and to process the issuance of common shares subscribed upon receipt by the Company of cleared funds. The Company reserves the right, in its sole discretion, to extend, suspend, terminate, or rescind the Offering at any time.

         The Offering is being made pursuant to exemptions from registration provided by Section 4(2) of the Securities Act, Regulation D promulgated thereunder, and exemptions available under applicable state securities laws and regulations. The Shares will be offered for sale only to Accredited Investors (as defined below). The Company, in its sole and absolute discretion, reserves the right to approve or disapprove each investor.

REGISTRATION RIGHTS

         None of the Shares have been registered under the Securities Act or applicable state securities laws. None of the Shares may be transferred in the absence of an effective registration statement under the Securities Act and any applicable state securities laws or an opinion of counsel acceptable to the Company and its counsel that such registration is not required.

         The shares of Common Stock shall be entitled to the registration rights provided by a Registration Rights Agreement in substantially the form included as Exhibit A. The Registration Rights Agreement provides, among other things, that prior to April 2, 2001, the Company has no obligation to register any of the shares of Common Stock. Thereafter, parties to the Registration Rights Agreement holding 51% or more of the

Common Stock sold in the Offering shall be entitled to one demand registration and two piggyback registrations.

CONDITIONS OF THE OFFERING

         The termination date of the Offering is March 31, 2000, unless extended by the Company.

         The Company reserves the right, in its absolute and sole discretion, to reject any subscription for any reason.

SUBSCRIPTION PROCEDURE

         It is anticipated that the sale of the Shares may take place at one or more closings in Chicago, Illinois, or such other place as shall be decided by the Company. Each prospective purchaser desiring to subscribe for Shares will be required to execute and return to the Company the Share Purchase Subscription Agreement and Registration Rights Agreement Signature Page, included as Exhibit J, and Form W-9, included as Exhibit K. Prospective purchasers must also wire transfer United States funds directly to the Company's bank or deliver a check to the Company in the amount of the purchase price of the Shares. Purchasers who pay by personal check should take appropriate steps to ensure that the check is received by the bank sufficiently far in the advance of the Offering termination date to allow the check to clear before that date. Purchasers who subscribe on a date approaching that of a scheduled closing should consider paying by wire, by certified check or by other appropriate means sufficient to ensure that the funds are in the escrow account in advance of the scheduled closing date. Purchasers who pay by checks which fail to clear the banking system before the scheduled termination date may not be permitted to participate in the Offering.

MINIMUM SUBSCRIPTION

         Each investor must subscribe for a minimum of $100,000 (66,667 shares), provided, however, that the Company may, in its sole discretion, accept subscriptions for smaller amounts.

SUITABILITY STANDARDS

         Investment in the Shares involves a high degree of risk and is suitable only for persons of adequate financial means who have no need for liquidity in their investments. Therefore, the Company has adopted a general investor suitability standard whereby each subscriber for Shares represents, by means of such subscription, that: (a) the investor is acquiring the Shares for investment and not with a view to resale or distribution; (b) the investor can bear the economic risk of losing his entire investment; (c) the investor's overall commitment to investments which are not readily marketable is not disproportionate to his net worth and his investment in the Shares will not cause such overall commitment to become excessive; (d) the investor has adequate means of providing for his current needs and personal contingencies and has no need of liquidity in his investment in the Shares; and (e) the investor has substantial experience in making investment decisions of this type or is relying on his own purchaser representative in making this investment decision. See "Risk Factors."

ACCREDITED INVESTORS

         In addition, all subscribers for Shares must be "Accredited Investors" as defined in Rule 501 of Regulation D under the Securities Act, each of whom must meet one of the following conditions:

         (i) if a natural person, have an individual income in excess of $200,000 in each of the two most recent years or joint income with spouse in excess of $300,000 in each of those years, and have a reasonable expectation of reaching that same income level in the current year; or

         (ii) if a natural person, have an individual net worth, or a joint net worth with a spouse, at the time of purchase, in excess of $1,000,000 (net worth for purposes of this Offering unless otherwise noted includes home, home furnishings and automobiles; for all sales made in Illinois, net worth must be calculated exclusive of home, home furnishings and automobiles); or

         (iii) is an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, limited liability company, Massachusetts or similar business trust, partnership or trust (if the trust's purchase of securities is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act), not formed for the specific purpose of acquiring the securities offered, with assets in excess of $5,000,000 and has the power and authority to execute and comply with the terms of the Offering; or

         (iv) other categories of investors included within the definition of Accredited Investor which may subscribe for Securities include the following: certain institutional investors, including certain banks, whether acting in their individual or fiduciary capacities; registered securities broker-dealers; certain insurance companies; federally registered investment companies; business development companies (as defined under the Investment Company Act of 1940); Small Business Investment Companies licensed by the U.S. Small Business Administration under the Small Business Investment Act of 1958; certain employee benefit plans; private business development companies (as defined in the Investment Advisors Act of 1940); and certain directors, executive officers and other policy-making officers of the Company and/or their Affiliates. (An "Affiliate" with respect to any specified person or entity means any other person or entity directly or indirectly controlling, controlled by or under common control with such specified person or entity. For purposes of this definition, the term "control" with respect to any specified person or entity means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term Affiliate does not apply to any person or entity who serves solely as an independent director, trustee, managing member or partner of the Company or an Affiliate of the Company.); or

         (v) is an entity in which all the equity owners are "Accredited Investors" as described in (i), (ii), (iii) or (iv) above.

The suitability standards set forth above represent minimum suitability requirements for prospective investors. The satisfaction of such standards by a prospective investor does not necessarily mean that the Shares are suitable investments for such prospective investor. The Company may make or cause to be made such further inquiry and obtain such additional information as it deems appropriate with regard to the suitability of prospective investors.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of United States Federal ("Federal") income tax considerations to an initial purchaser of shares is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder, and judicial and administrative interpretations thereof as currently in effect, all of which are subject to change, and is for general information only. The tax treatment of a holder of Shares may vary depending upon his particular situation. This discussion assumes that holders will hold the Shares as capital assets. In addition, this discussion does not purport to deal with all aspects of Federal income taxation that may be relevant to an investor and is not intended to be applicable to all categories of investors, some of which may be subject to special rules (for example, life insurance companies, tax-exempt investors and financial institutions). This discussion does not describe any tax consequences arising out of the laws of any state, locality or foreign jurisdiction.

All participants in this offering are advised to consult their tax advisors regarding the federal, state and local tax consequences of their participation in this offering, ownership and disposition, and the effect that a Holder's particular circumstances may have on such tax consequences.

OWNERSHIP OF THE SHARES

         Sale or Exchange of the Shares. If a Shares are sold or exchanged in a taxable transaction, a holder will generally recognize gain or loss equal to the difference between the amount of cash and the fair market value of property received and his adjusted tax basis in the Shares. Such gain or loss will generally be capital gain or loss and will be long-term gain or loss if the Shares have been held for more than one year as of the date of their disposition.